Exhibit 99.1

For Immediate Release — January 28, 2008

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Releases Q2 Earnings; Announces Quarterly Dividend

SIOUX FALLS, SD, January 28 — HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal second quarter ended December 31, 2007 of $1.3 million, or $0.31 in diluted earnings per share, versus $2.1 million, or $0.52 in diluted earnings per share, for the comparable period in fiscal year 2007.  Fiscal year 2007 second quarter net income included a non-recurring after-tax gain on sale of branches of $1.7 million, which represented $0.42 of diluted earnings per share for the period.

Net interest income for the quarter totaled $7.0 million, an increase of $936,000, or 15.4 percent over the same period last year.  A steeper yield curve, as a result of declining treasury rates, contributed to lower funding costs, resulting in improved net interest margin. Net interest margin expressed on a fully taxable equivalent basis for the quarter was 3.00 percent, compared to 2.66 percent in the second quarter last year.  A component of the interest margin increase included $75,000 in accelerated accretion earnings on investments purchased at a discount.

“The growth of net interest income in our Home Federal Bank business continues to expand as the slope of the yield curve increases,” said Curt Hage, HF Financial’s chairman, CEO and president.  “We believe our balance sheet is positioned to benefit from falling interest rates and a more positively sloped yield curve.”

For the quarter, non-interest income decreased $2.5 million, to $3.0 million, down 45.3 percent over the comparable period in fiscal year 2007, mainly due to the sale of branches during Fiscal 2007.  The pre-tax gain recognized for the sale of branches in the second quarter of Fiscal 2007 was $2.8 million.  Non-interest expense grew at a modest rate of $17,000, or 0.2 percent, over last year’s second quarter.  Net healthcare costs increased $52,000 over the prior year quarter, however, year-to-date these costs have decreased $163,000 from the prior year.

“Home Federal continues to benefit from growth in our loan servicing business and increased revenue from deposit relationships.  The company continues to focus on revenue growth coupled with proper management of non-interest expenses,” said Darrel Posegate, president of Home Federal Bank.  “We are pleased with the core earnings and revenue growth that have occurred as we build upon successes in our markets.”

Home Federal’s provision for loan losses, which for the past several years has benefited from a combination of sound underwriting and credit monitoring standards, a strong regional economy and sophisticated data modeling totaled $295,000 versus $461,000 for the second quarter last year.  The ratio of nonperforming loans and leases to total loans and leases at the end of the second quarter was 0.39%, compared to 0.53% in the prior year period.

“The company did not engage in sub-prime lending practices that have dominated the national news,” said Hage.  “With full employment in the Sioux Falls metro area, a strong agricultural sector as Ethanol continues its growth and a record year in commercial building permits, the Sioux Falls economy remains strong.  This strength contributes to strong credit quality in this marketplace.”

The company utilized its stock buyback program again during the second quarter, repurchasing 6,000 shares.  Under the current program, the company is authorized to repurchase up to 323,141 additional shares of common stock through April 30, 2008.

“The market seems to have reacted strongly to negative events caused by other financial companies that do not directly affect us,” Hage stated.  “We evaluate opportunities to buy back our stock and felt this latest repurchase was prudent.

December Year-to-Date Results

For the six months ended December 31, 2007, the Company reported earnings of $2.6 million, or $0.64 in diluted earnings per share, versus $3.2 million, or $0.79 in diluted earnings per share, for the comparable period in fiscal year 2007.  Fiscal year 2007 second quarter net income included a non-recurring after-tax gain on sale of branches of $1.7 million.

Net interest income for the first six months of the fiscal year, prior to the Company’s provision for loan losses, totaled $13.7 million, an increase of $1.2 million, or 9.5 percent over the same period last year.  Year-to-date, the provision for loan and lease losses decreased 17.6 percent, to $620,000 from $752,000 in the comparable period last year.  Net interest income after provision for loan and lease losses totaled $13.0 million, up 11.2 percent from $11.7 million in the comparable period last year.

Net interest margin on a fully taxable equivalent basis for the period ended December 31, 2007, was 2.96 percent compared to 2.76 percent for the comparable period last year.  Lower interest rates due to the refinancing and reduced expensing of unamortized debt issuance costs lessened interest expense by $358,000 on the Company’s trust preferred securities for the six months ended December 31, 2007, compared to the six months ended December 31, 2006.

Non-interest income for the six months ended December 31, 2007, totaled $5.8 million, down $2.0 million, or 25.6 percent, versus the comparable period last year, a result primarily attributable to the Company’s branch sales in Fiscal 2007.  In addition, loan servicing income, fees on deposits and net gain on sale of loans increased $277,000, $260,000 and $242,000, respectively.

Non-interest expense during the first six months of Fiscal 2008 increased only $252,000, or 1.7 percent, over the comparable period last year.

Total loans and leases receivable at December 31, 2007 totaled $759.9 million, a decrease of $7.6 million from the balance at June 30, 2007.  As previously announced, the company made a decision to cease origination of indirect automobile loans.  During the six-month period, consumer indirect loans decreased $20.2 million to $62.9 million, while other lines of business produced an increase of $12.6 million in loan and lease receivables from June 30, 2007.

Total nonperforming assets decreased $1.1 million, or 23.7 percent, at December 31, 2007 compared to the same period last year.  The decrease in nonperforming assets was primarily attributable to a decrease of $1.7 million in accruing loans and leases delinquent more than 90 days to $1.1 million at December 31, 2007 from $2.8 million at December 31, 2006.  In addition, this decrease in nonperforming assets was partially offset by an increase of $650,000 in non-accruing loans and leases.

Average earning assets increased 2.4 percent, yielding 6.81 percent for the six months ended December 31, 2007, compared to the same period last year, which yielded 6.67 percent.  Average interest-bearing liabilities increased 1.7 percent, with a cost of funds of 4.38 percent for the six months ended December 31, 2007 compared to the similar period last year with a cost of funds rate of 4.40 percent.

Deposits at December 31, 2007 totaled $771.9 million, a decrease of $44.0 million or 5.4 percent from the balance at June 30, 2007.  During the six-month period, out-of-market certificates of deposit decreased from $71.5 million to $19.1 million, money market accounts decreased from $212.5 million to $182.8 million and savings accounts decreased from $66.2 million to $57.7 million, offset by an increase in in-market certificates of deposit from $291.9 million to $334.2 million.  The decrease in out-of-market certificates of deposit is attributed to a decision to pursue other sources of lower cost wholesale funds in the period.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 10.75 cents per share for the second quarter of the 2008 fiscal year.  The dividend will be paid on February 14, 2008 to stockholders of record on February 7, 2008.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of December 31, 2007, the company had total assets of $1.0 billion and stockholders’ equity of $64.4 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

*                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

*                 Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

*                 Forecasts of future economic performance.

*                 Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Interest, dividend and loan fee income:
Loans and leases receivable	$13,879	$13,728	$27,999	$26,968
Investment securities and interest-earning deposits	2,206	1,935	4,071	3,773
	16,085	15,663	32,070	30,741
Interest expense:
Deposits	6,913	7,359	14,411	13,900
Advances from Federal Home Loan Bank and other borrowings	2,176	2,244	3,995	4,363
	9,089	9,603	18,406	18,263
Net interest income	6,996	6,060	13,664	12,478
Provision for losses on loans and leases	295	461	620	752
Net interest income after provision for losses on loans and leases	6,701	5,599	13,044	11,726

Noninterest income:
Gain on sale of branches, net	—	2,763	—	2,763
Fees on deposits	1,355	1,315	2,768	2,508
Loan servicing income	542	441	1,047	770
Gain on sale of loans, net	439	260	698	456
Trust income	249	230	498	446
Other	381	413	770	823
	2,966	5,422	5,781	7,766
Noninterest expense:
Compensation and employee benefits	4,788	4,478	9,231	8,634
Occupancy and equipment	981	958	1,918	1,896
Other	1,939	2,255	3,703	4,070
	7,708	7,691	14,852	14,600

Income before income taxes	1,959	3,330	3,973	4,892
Income tax expense	708	1,219	1,375	1,684
Net income	$1,251	$2,111	$2,598	$3,208

Earnings per share:
Basic	$0.32	$0.53	$0.65	$0.81
Diluted	0.31	0.52	0.64	0.79

Weighted average shares:
Basic	3,955,388	3,968,451	3,984,376	3,964,261
Diluted	4,009,060	4,046,493	4,043,022	4,040,227

Outstanding shares: (end of period)	3,966,345	3,977,334	3,966,345	3,977,334

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	12/31/2007	06/30/2007	12/31/2006

Balance Sheet Data
Total assets	$1,020,649	$1,001,454	$1,012,018
Cash and cash equivalents	24,042	22,476	47,070
Securities available for sale	164,352	142,223	146,369
Loans and leases receivable, net	754,458	761,599	743,059
Loans held for sale	5,536	8,776	8,711
Deposits	771,896	815,864	808,836
Advances from Federal Home Loan Bank and other borrowings	130,457	68,600	90,500
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	64,439	62,270	60,599

Equity to total assets (end of period)	6.31%	6.22%	5.99%
Book value per share (1)	$16.25	$15.52	$15.24

Tier I (core) capital (2)	8.39%	8.31%	8.12%
Risk-based capital (2)	11.16%	11.05%	10.85%

Number of full-service offices	33	33	32

Asset Quality
Nonaccruing loans and leases	$1,840	$2,190	$1,190
Accruing loans and leases delinquent more than 90 days	1,128	1,308	2,833
Foreclosed assets	458	508	466
Total nonperforming assets	$3,426	$4,006	$4,489

FAS Statement No. 5 Allowance for loan and lease losses	$5,294	$5,487	$5,869
FAS Statement No. 114 Impaired loan valuation allowance	130	385	—
Total allowance for loans and lease losses	$5,424	$5,872	$5,869

Ratio of nonperforming assets to total assets (end of period)	0.34%	0.40%	0.44%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.39%	0.45%	0.53%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.71%	0.76%	0.77%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	182.75%	167.87%	145.89%

(1)  Equity divided by number of shares of outstanding common stock.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	At December 31, 2007		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$108,142	14.23%	$116,544	15.18%
Commercial business and real estate (2) (3)	284,712	37.47%	275,646	35.92%
Multi-family real estate	42,862	5.64%	34,047	4.44%
Equipment finance leases	21,081	2.77%	22,307	2.91%
Consumer Direct (4)	103,487	13.62%	104,647	13.63%
Consumer Indirect (5)	62,914	8.28%	83,094	10.83%
Agricultural	126,213	16.61%	116,710	15.21%
Construction and development	10,471	1.38%	14,476	1.88%
Total Loans and Leases Receivable (6)	$759,882	100.00%	$767,471	100.00%

(1) Excludes $3,765 and $8,290 loans held for sale at December 31, 2007 and June 30, 2007, respectively.

(2) Includes $3,109 and $3,297 tax exempt leases at December 31, 2007 and June 30, 2007, respectively.

(3) Excludes $223 commercial loans held for sale at December 31, 2007 and June 30, 2007.

(4) Excludes $1,547 and $263 student loans held for sale at December 31, 2007 and June 30, 2007, respectively.

(5) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At December 31, 2007		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$89,496	11.60%	$86,679	10.62%
Interest bearing checking accounts	88,677	11.49%	87,030	10.67%
Money market accounts	182,809	23.68%	212,546	26.05%
Savings accounts	57,664	7.47%	66,235	8.12%
In-Market Certificates of deposit	334,169	43.29%	291,858	35.77%
Out-of-Market Certificates of deposit	19,081	2.47%	71,516	8.77%
Total Deposits	$771,896	100.00%	$815,864	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Balance, beginning	$5,493	$5,631	$5,872	$5,657
Provision charged to income	295	461	620	752
Charge-offs	(434)	(273)	(1,215)	(701)
Recoveries	70	50	147	161
Balance, ending	$5,424	$5,869	$5,424	$5,869

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2007		12/31/2006
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$775,583	7.18%	$753,432	7.10%
Investment securities (2) (3)	160,609	5.04%	161,213	4.66%
Total interest-earning assets	936,192	6.81%	914,645	6.67%
Noninterest-earning assets	70,686		67,087
Total assets	$1,006,878		$981,732

Interest-bearing liabilities:
Deposits:
Checking and money market	$275,962	3.36%	$278,628	3.78%
Savings	51,096	2.66%	40,939	2.27%
Certificates of deposit	367,672	4.91%	359,060	4.48%
Total interest-bearing deposits	694,730	4.13%	678,627	4.06%
FHLB advances and other borrowings	114,057	4.88%	116,476	4.78%
Subordinated debentures payable to trusts (4)	27,837	8.57%	27,837	11.10%

Total interest-bearing liabilities	836,624	4.38%	822,940	4.40%
Noninterest-bearing deposits	79,743		78,596
Other liabilities	27,349		22,124
Total liabilities	943,716		923,660
Equity	63,162		58,072
Total liabilities and equity	$1,006,878		$981,732

Net interest spread (5)		2.43%		2.27%
Net interest margin (5) (6)		2.90%		2.71%
Net interest margin, TE (7)		2.96%		2.76%
Return on average assets (8)		0.51%		0.65%
Return on average equity (9)		8.18%		11.05%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $125 and $290 expense in July 2007 and December 2006, respectively, for unamortized debt issuance costs.

(5)  Percentages for the six months ended December 31, 2007 and December 31, 2006 have been annualized.

(6)  Net interest margin is net interest income divided by average interest-earning assets.

(7)  Net interest margin expressed on a fully taxable equivalent basis.

(8)  Ratio of net income to average total assets.

(9)  Ratio of net income to average equity.